October 25, 2005

M-Systems Flash Disk Pioneers Ltd.

M-Systems Finance Inc.

c/o M-Systems Flash Disk Pioneers Ltd.

7 Atir Yeda St., Kfar Saba, Israel 44425

Ladies and Gentlemen:

Re: Registration Statement on Form F-3

We have acted as Israeli counsel for M-Systems Flash Disk Pioneers Ltd., an Israeli company (the "Company"), in connection with the preparation and filing of a Registration Statement on Form F-3 (the "Registration Statement") by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), for the registration of the sale from time to time of (a) up to $75,000,000 aggregate principal amount of the 1.0% Convertible Senior Notes due 2035 guaranteed by the Company (the "Notes") issued by M-Systems Finance Inc. (the "Subsidiary"), a Cayman Islands exempted company limited by shares and a wholly owned subsidiary of the Company, and (b) the ordinary shares, par value NIS 0.001 per share, of the Company issuable upon conversion of the Notes (the "Shares").  The Notes were issued pursuant to the Indenture (the "Indenture"), dated as of March 23, 2005, between the Company, the Subsidiary and The Bank of New York, as trustee, and the purchase agreement, by and among the Company, the Subsidiary and the initial purchasers listed on Schedule I of such agreement (the "Initial Purchasers") dated March 17, 2005 (the "Purchase Agreement").  In addition, the Company agreed to irrevocably and unconditionally guarantee the punctual payment by the Subsidiary when due, whether at maturity, upon redemption or by acceleration or otherwise, of the principal of, and interest and additional amounts, if any, on, the Notes (the "Guarantee").

In connection with this opinion, we have examined originals and copies, certified or otherwise identified to our satisfaction, of (i) an executed copy of the Purchase Agreement, (ii) an executed copy of the Indenture, (iii) an executed copy of the Registration Rights Agreement, dated March 23, 2005, between the Company, the Subsidiary and the Initial Purchasers, (iv) an executed copy of the Guarantee, (v) the Memorandum of Association and Articles of Association of the Company, (vi) resolutions of the Board of Directors of the Company dated March 13, 2005, and (vii) resolutions of the Pricing Committee of the Board of Directors dated March 15, 2005.  We have also examined originals and copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers and other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the authenticity of the originals of such copies.

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In making our examination of documents executed by parties other than the Company, we have assumed that such parties have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such other parties.  As to any fact material to the opinions expressed herein which were not independently established or verified, we have relied upon oral and written statements and representations of officers and other representatives of the Company and others.  We have assumed without independent investigation the accuracy of the statements set forth in the certificate of officers of the Company delivered to us in connection with this opinion.

Members of our firm are admitted to practice in the State of Israel, and we do not express any opinion as to the laws of any jurisdiction other than the laws of the State of Israel.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing and in good standing under the laws of Israel.

2. The Company has the requisite power and authority to enter into and perform its obligations under the Indenture and the Guarantee.

3. The Company has duly authorized, executed and delivered the Indenture and the Guarantee.

4. The Ordinary Shares initially issuable upon conversion of the Notes have been duly and validly authorized and reserved for issuance and, when issued upon conversion of the Notes against payment of the conversion price and in accordance with the terms of the Notes and the Indenture, as set forth in the Registration Statement, will be validly issued, fully paid and nonassessable.

5. The Guarantee is a legally binding obligation of the Company.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also consent to the appearance of our firm's name under the caption "Legal Matters" in the Registration Statement.  In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

Meitar Liquornik Geva & Leshem Brandwein

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